Exhibit 99.1
Cronos Group Reports 2023 Second Quarter Results

Industry-leading balance sheet with $841 million in cash and short-term investments

Increased 2023 operating expense savings target to $20 to $25 million

Announces additional initiatives to streamline supply chain and improve cash flow

Spinach® was top-10 in retail sales in every category it participates in - flower, edible, vape and pre-roll, in Q2 2023

TORONTO, August 8, 2023 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2023 second quarter business results.

“I am proud of our team’s execution in the second quarter despite facing dynamic market conditions across the countries we operate in,” said Mike Gorenstein, Chairman, President and CEO, Cronos. “Our teams in Canada continued to push forward in the edibles category, maintaining our number one market share position while bringing innovation to our pre-roll and vape portfolios. Turning to Israel, despite the slowdown in patient growth and political unrest, our team stayed focused on successfully maintaining one of the top positions in the market, driven by our high-quality flower offerings and distribution in nearly all pharmacies. With the new regulations intended to create more accessibility for patients set to go into effect in Israel in December 2023, we continue to be excited about the runway for growth in that market.”

“While we execute on product innovation and revenue growth, we are simultaneously laser-focused on reducing costs across our organization,” continued Mr. Gorenstein. “Our cost reduction efforts and improved balance sheet management continue to yield an improvement in cash flow. Having the best balance sheet in the industry allows us to be patient and selective with our growth initiatives, and you will continue to see a methodical approach to growth. We will continue to push forward on new market growth opportunities and expand our portfolio of borderless products to be ready for new markets as they open.”

Consolidated Financial Results

In the second quarter of 2023, the Company exited its U.S. hemp-derived CBD operations. The exit of the U.S. operations represented a strategic shift, and as such, qualifies for reporting as discontinued operations in our condensed consolidated statements of net loss and comprehensive income (loss). Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.

The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended June 30,		Change		Six months ended June 30,		Change
	2023	2022	$	%	2023	2022	$	%
Consolidated net revenue	19,021	21,602	(2,581)	(12)%	38,516	44,307	(5,791)	(13)%

Cost of sales	15,922	17,280	(1,358)	(8)%	32,490	33,275	(785)	(2)%
Gross profit	$3,099	$4,322	$(1,223)	(28)%	$6,026	$11,032	$(5,006)	(45)%
Gross margin(i)	16%	20%	N/A	(4) pp	16%	25%	N/A	(9) pp

Net income (loss)(ii)	$(5,663)	$(17,527)	$11,864	68%	$(23,698)	$(45,892)	$22,194	48%

Adjusted EBITDA(iii)	$(15,905)	$(16,643)	$738	4%	$(31,587)	$(32,094)	$507	2%

Other Data
Cash and cash equivalents(iv)	$409,428	$789,543	$(380,115)	(48)%
Short-term investments(iv)	431,510	155,352	276,158	178%
Capital expenditures(v)	502	1,905	(1,403)	(74)%	1,306	2,639	(1,333)	(51)%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) Net income (loss) of $(5.7) million in Q2 2023 improved by $11.9 million from Q2 2022. The improvement year-over-year was primarily driven by increased interest income and the reduction in operating expenses.
(iii) See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Second Quarter 2023
•Net revenue of $19.0 million in Q2 2023 decreased by $2.6 million from Q2 2022. The decrease was primarily due to lower cannabis flower sales in Israel due to competitive activity, the slowdown in patient permit authorizations and political unrest, and an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percent of revenue. Furthermore, the weakened Canadian dollar and Israeli shekel against the U.S. dollar during the current period adversely impacted results.
•Gross profit of $3.1 million in Q2 2023 decreased by $1.2 million from Q2 2022. The decrease was primarily driven by lower cannabis flower sales in Israel, and an adverse price/mix shift in cannabis flower sales in Canada.
•Adjusted EBITDA of $(15.9) million in Q2 2023 improved by $0.7 million from Q2 2022. The improvement year-over-year was primarily driven by decreases in general and administrative expenses and research and development expenses due to the Company's cost savings initiatives.

Business Updates

Guidance and Outlook

The Company has decided to discontinue providing net revenue guidance and to withdraw our previously announced net revenue target of $100 to $110 million for full-year 2023. The discontinuance of providing net revenue guidance reflects turbulent market conditions beyond previous expectations in the markets in which we operate, specifically, increasing political unrest and stagnant patient growth in Israel, the decision to exit the U.S. business, and competitive activity in Canada. In addition, foreign exchange rates have had unfavorable impact on our net revenue.

Following a careful evaluation of the Company's global supply chain, the Company announced today the planned wind-down of the Cronos Fermentation facility in Winnipeg, Manitoba, Canada, with intentions to list the facility for sale. Cronos expects to continue to operate the Cronos Fermentation facility with a phased reduction and planned exit by the end of 2023.

The Company previously increased its operating expense savings target for 2023 from $10 to $20 million to a new range of $20 to $25 million, primarily driven by savings in sales and marketing, general and administrative, and research and development.

Today, the Company announced incremental operating expense reductions across the organization. The Company anticipates that the exit of the Cronos Fermentation facility and the additional operating expense reductions announced today will capture an incremental $10 to $15 million in full-year savings in 2024. The organizational and cost savings initiatives are intended to position the Company to drive profitable and sustainable growth over time.

Cronos anticipates that the net change in cash, defined as the sum of cash and cash equivalents and short-term investments, for the last six months of fiscal year 2023 will decline by less than $5 to $10 million. This is an improvement to the previous guidance of declining less than $25 million in the remaining nine months of fiscal year 2023. The Company maintains its expectation that the net change in cash will be positive in 2024.

The fiscal year 2023 guidance assumes: (i) the Company will experience relatively consistent foreign exchange and interest rates; (ii) the general economic conditions and regulatory environment in the markets in which Cronos participates will not materially change; (iii) timely receipt of interest and principal payments on the GrowCo senior secured credit facility; (iv) anticipated interest income of approximately $20 to $25 million for the last six months of fiscal year 2023; (v) steady gross margin profile; and (vi) meeting our target for reducing our operating expenses by $20 to $25 million.

These statements are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Brand and Product Portfolio

The Spinach® brand continued to hold its number one market share position in the edibles category in Canada in Q2 2023. According to Hifyre data, Spinach® products had an approximate 14.5% market share in the edibles category expanding to approximately 21.8% within the gummy category alone across the SOURZ by Spinach® and Spinach FEELZ™ sub-brands. In the second quarter, we launched a new SOURZ by Spinach® flavor, Pink Lemonade, which is quickly climbing the market share ranks and is already our fourth-highest-ranked edible SKU.

Spinach® pre-rolls are ranked number eight in the category, up from number-14 in Q4 2022, according to Hifyre. Cronos launched several new offerings to bolster the Spinach® pre-roll portfolio, including Sonic Lemon Fuel pre-rolls, and three new infused pre-rolls offerings: Fully Charged Pink Lemonade, Fully Charged Peach Punch, and Fully Charged

Strawberry Slurricane. Winning in the pre-roll category is a top priority, and we will continue to flex our robust product development capabilities to formulate differentiated products with flavors and rare cannabinoids to win with consumers.

Cronos' strong breeding program and portfolio of genetics continued to drive growth, propelling the Spinach® brand to become the number two flower brand in Canada with a 6.0% market share in June 2023, according to Hifyre. We have three SKUs in the top-10 for market share, led by our GMO Cookies and Wedding Cake genetics.

Spinach® was ranked the number seven vape brand in Q2 2023, holding a 4.2% market share, according to Hifyre. Spinach® is the number one rare cannabinoid vape brand, with our SKUs that feature cannabinol (CBN), cannabigerol (CBG), and cannabichromene (CBC), holding the top three spots among rare cannabinoid vapes. In July, we launched three new vapes under the Spinach® portfolio. These new vapes come in a 1.2-gram format in the flavor offerings: Pink Lemonade, Peach Punch, and Strawberry Slurricane.

Cronos intends to launch its Lord Jones® brand in the Canadian adult-use market in Q4 2023, bringing Lord Jones® back to its roots as an adult-use brand. We expect this launch will be highly complementary to our offerings under the Spinach® brand and will elevate our growing portfolio of borderless products.

In Israel, Cronos launched two new pre-roll offerings under the Peace Naturals® brand, Wedding Rolls and Cocoa Bomba, and a new flower offering with our successful Space Cake genetic. In June 2023, the Knesset Health Committee in Israel changed the cannabis regulations streamlining and simplifying the process for some patients to obtain prescriptions; the new regulations are scheduled to take effect in December 2023. For certain medical conditions, patients will no longer be required to obtain a license with approval from the health ministry and doctors can directly prescribe cannabis to those patients. This change simplifies the process for patients and doctors alike and is expected to increase patient count.

Global Supply Chain

Cronos Growing Company Inc. (“Cronos GrowCo”) reported to the Company preliminary unaudited net revenue to licensed producers, excluding sales to the Company, of approximately $3.6 million in the second quarter of 2023. Cronos previously provided GrowCo with a senior secured credit facility, which currently has approximately $72.4 million outstanding following a principal repayment of $2.5 million by GrowCo in Q2 2023. In addition to principal repayment, Cronos also received $1.7 million in interest payments from GrowCo, and a $1.3 million payment from its joint venture partner on its promissory note in Q2 2023, totaling approximately $5.5 million in cash payments to Cronos in Q2 2023.

In July 2023, we signed an agreement with one of the leading distributors of medical cannabis in Germany. We anticipate commencing shipments of cannabis in the third quarter of 2023. The recently proposed regulatory change to reschedule cannabis, no longer labeling medical cannabis as a narcotic, is expected to unlock significant growth in the market. We intend to launch our Peace Naturals® medical-focused brand in Germany with a goal to make it a top brand similar to our success in Israel.

Conference Call
The Company will host a conference call and live audio webcast on Tuesday, August 8, 2023, at 8:30 a.m. ET to discuss 2023 Second Quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•our expected full year net revenues for 2023;
•our expected cash and cash equivalents and short-term investment balances;
•expectations related to our announcement of additional cost-cutting measures, including our decision to wind-down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, challenges and effects related thereto as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations, including the costs, expenses and write-offs associated therewith, the impact on our operations and our financial statements and any future plans to re-enter the U.S. market;
•expectations related to our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of the change in the nature of operations at our facility in Stayner, Ontario (the “Peace Naturals Campus”) and the expected costs and benefits from the wind-down of cultivation and certain production activities at the Peace Naturals Campus;
•our ability to effectively wind-down cultivation and certain production activities at the Peace Naturals Campus in an organized fashion and acquire raw materials from other suppliers, including Cronos Growing Company Inc. (“Cronos GrowCo”), and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership (the “Ginkgo Strategic Partnership”) with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”);
•our ability or plans to identify, develop, commercialize or expand our technology and research and development (“R&D”) initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the United States and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;

•our ability to successfully create and launch brands and cannabis products;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States (“U.S.”) state and federal law and the scope of any regulations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Drug Enforcement Administration (the “DEA”), the U.S. Federal Trade Commission (the “FTC”), the U.S. Patent and Trademark Office (the “PTO”) and any state equivalent regulatory agencies;
•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement with the SEC (the “Settlement Order”) and the settlement agreement with the Ontario Securities Commission (“Settlement Agreement”), including complying with any recommendations made by the independent consultant appointed pursuant to the Settlement Order and Settlement Agreement; and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to achieve our net revenue growth and cash and cash equivalents and short-term investment balances for 2023; (ii) our ability to efficiently and effectively wind-down our operations at our Winnipeg, Manitoba facility and realize the expected cost-savings and other benefits related thereto, (iii) our ability to efficiently and effectively wind-down our operations in the U.S. and realize the expected cost-savings and other benefits related thereto, (iv) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (v) our ability to efficiently and effectively wind-down our cultivation and certain production activities at the Peace Naturals Campus, receive the benefits of the change in the nature of our operations at our Peace Naturals Campus and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (vi) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions and strategic investments; (vii) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (viii) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (ix) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (x) consumer interest in our products; (xi) competition; (xii) anticipated and unanticipated costs; (xiii) our ability to generate cash flow from operations; (xiv) our ability to conduct operations in a safe, efficient and effective manner; (xv) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xvi) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xvii) our ability to successfully market the Winnipeg, Manitoba facility, and to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xviii) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (xix) general economic, financial market, regulatory and political conditions in which we operate; (xx) management’s perceptions of historical trends, current conditions and expected future developments; and (xxi) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, that we may not be able to generate the net revenues we anticipate or achieve our cash and cash equivalents and short-term investment balance objectives, that we may not be able to wind-down our operations at our Winnipeg, Manitoba facility in a disciplined and cost-effective manner or achieve the anticipated benefits thereof or be able to access raw materials on a timely and cost-effective basis from third-parties; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to wind-down our U.S. operations in a disciplined and cost-effective manner or achieve the anticipated benefits thereof or be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to wind-down cultivation and certain production activities at the Peace Naturals Campus in a disciplined manner or achieve the anticipated benefits of the change in the nature of our operations or be able to access raw materials on a timely and cost-effective basis from third-parties, including Cronos GrowCo; the risk that the COVID-19 pandemic and the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; the risks that our Realignment, the change in the nature of our operations at the Peace Naturals Campus and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; lower levels of revenues; the lack of consumer demand for our cannabis products; our inability to reduce expenses at the level needed to meet our projected net change in cash and cash equivalents; our inability to manage disruptions in credit markets or changes to our credit ratings; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; growth opportunities not turning out as expected; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; dilution of our fully diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; a delay in our remediation of a material weakness in our internal control over financial reporting and the improvement of our control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2022 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts)

	As of June 30, 2023	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	$409,428	$764,644
Short-term investments	431,510	113,077
Accounts receivable, net	12,540	23,113
Interest receivable	9,452	2,469
Other receivables	4,839	3,298
Current portion of loans receivable, net	5,035	8,890
Inventory, net	45,190	37,559
Prepaids and other current assets	6,780	7,106
Total current assets	924,774	960,156
Equity method investments, net	17,646	18,755
Other investments	67,925	70,993
Non-current portion of loans receivable, net	71,080	72,345
Property, plant and equipment, net	57,695	60,557
Right-of-use assets	1,571	2,273
Goodwill	1,057	1,033
Intangible assets, net	25,462	26,704
Deferred tax asset	1,137	193
Total assets	$1,168,347	$1,213,009

Liabilities
Current liabilities
Accounts payable	$9,340	$11,163
Income taxes payable	438	32,956
Accrued liabilities	16,573	22,268
Current portion of lease obligation	1,174	1,330
Derivative liabilities	37	15
Current portion due to non-controlling interests	364	384
Total current liabilities	27,926	68,116
Non-current portion due to non-controlling interests	1,023	1,383
Non-current portion of lease obligation	2,050	2,546
Deferred tax liability	675	—
Total liabilities	31,674	72,045

Shareholders’ equity
Share capital	613,152	611,318
Additional paid-in capital	45,317	42,682
Retained earnings	463,153	490,682
Accumulated other comprehensive income (loss)	18,067	(797)
Total equity attributable to shareholders of Cronos Group	1,139,689	1,143,885
Non-controlling interests	(3,016)	(2,921)
Total shareholders’ equity	1,136,673	1,140,964
Total liabilities and shareholders’ equity	$1,168,347	$1,213,009

Cronos Group Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except share and per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net revenue, before excise taxes	$25,798	$27,095	$52,352	$54,173
Excise taxes	(6,777)	(5,493)	(13,836)	(9,866)
Net revenue	19,021	21,602	38,516	44,307
Cost of sales	15,922	17,280	32,490	33,275
Gross profit	3,099	4,322	6,026	11,032
Operating expenses
Sales and marketing	5,297	4,185	11,038	7,195
Research and development	1,107	4,194	3,146	8,115
General and administrative	13,451	16,286	25,307	37,417
Restructuring costs	—	978	—	3,009
Share-based compensation	2,331	2,583	4,866	6,199
Depreciation and amortization	1,533	1,398	3,058	2,666
Impairment loss on long-lived assets	—	—	—	3,493
Total operating expenses	23,719	29,624	47,415	68,094
Operating loss	(20,620)	(25,302)	(41,389)	(57,062)
Other income
Interest income, net	12,471	3,775	23,646	5,820
Gain (loss) on revaluation of derivative liabilities	43	3,410	(22)	13,829
Share of income (loss) from equity method investments	270	5,197	(226)	5,197
Gain (loss) on revaluation of financial instruments	5,193	(2,112)	(2,565)	2,156
Impairment loss on other investments	—	—	—	(11,238)
Foreign currency transaction loss	(3,174)	(2,852)	(4,817)	(4,724)
Other, net	(26)	49	59	184
Total other income	14,777	7,467	16,075	11,224
Loss before income taxes	(5,843)	(17,835)	(25,314)	(45,838)
Income tax expense (benefit)	(180)	(308)	(1,616)	54
Loss from continuing operations	(5,663)	(17,527)	(23,698)	(45,892)
Loss from discontinued operations	(2,834)	(2,811)	(4,056)	(7,099)
Net loss	(8,497)	(20,338)	(27,754)	(52,991)
Net loss attributable to non-controlling interest	(137)	(117)	(225)	(132)
Net loss attributable to Cronos Group	$(8,360)	$(20,221)	$(27,529)	$(52,859)
Comprehensive income (loss)
Net loss	$(8,497)	$(20,338)	$(27,754)	$(52,991)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	16,580	(24,161)	18,994	(8,184)
Comprehensive income (loss)	8,083	(44,499)	(8,760)	(61,175)
Comprehensive income (loss) attributable to non-controlling interests	(87)	122	(95)	(139)
Comprehensive income (loss) attributable to Cronos Group	$8,170	$(44,621)	$(8,665)	$(61,036)
Net loss per share
Basic and diluted - continuing operations	$(0.01)	$(0.05)	$(0.06)	$(0.12)
Basic and diluted - discontinued operations	(0.01)	—	(0.01)	(0.02)
Basic and diluted	$(0.02)	$(0.05)	$(0.07)	$(0.14)

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Six months ended June 30,
	2023	2022
Operating activities
Net loss	$(27,754)	$(52,991)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	4,887	6,302
Depreciation and amortization	4,785	7,051
Impairment loss on long-lived assets	205	3,493
Impairment loss on other investments	—	11,238
Loss (gain) from investments	2,955	(7,193)
Loss (gain) on revaluation of derivative liabilities	22	(13,829)
Changes in expected credit losses on long-term financial assets	(1,146)	(655)
Foreign currency transaction loss	4,817	4,724
Other non-cash operating activities, net	(4,012)	(1,956)
Changes in operating assets and liabilities:
Accounts receivable, net	10,623	1,981
Interest receivable	(6,807)	(383)
Other receivables	(200)	3,973
Prepaids and other current assets	480	(3,759)
Inventory	(7,259)	(8,145)
Accounts payable	(2,478)	481
Income taxes payable	(32,801)	—
Accrued liabilities	(5,784)	(1,523)
Cash flows used in operating activities	(59,467)	(51,191)
Investing activities
Purchase of short-term investments	(479,763)	(157,300)
Proceeds from short-term investments	169,418	117,975
Dividends received from equity method investment	1,299	—
Proceeds from repayment on loan receivables	11,388	1,573
Purchase of property, plant and equipment	(1,298)	(2,218)
Purchase of intangible assets	(8)	(421)
Other investing activities	—	70
Cash flows used in investing activities	(298,964)	(40,321)
Financing activities
Withholding taxes paid on share-based awards	(782)	(2,080)
Other financing activities, net	—	46
Cash flows used in financing activities	(782)	(2,034)
Effect of foreign currency translation on cash and cash equivalents	3,997	(3,884)
Net change in cash and cash equivalents	(355,216)	(97,430)
Cash and cash equivalents, beginning of period	764,644	886,973
Cash and cash equivalents, end of period	$409,428	$789,543
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$13,385	$3,490
Income taxes paid	$32,995	$140

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This Quarterly Report refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this Quarterly Report are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; loss from discontinued operations; restructuring costs; share-based compensation; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the Securities and Exchange Commission’s (“SEC”) and the Ontario Securities Commission’s (“OSC”) investigations of the Restatements and legal costs defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Part II, Item 1 “Legal Proceedings” of this Quarterly Report for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC’s and the OSC’s investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

	Three months ended June 30, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(5,663)	$(2,834)	$(8,497)
Interest income, net	(12,471)	(3)	(12,474)
Income tax benefit	(180)	—	(180)
Depreciation and amortization	2,265	115	2,380
EBITDA	(16,049)	(2,722)	(18,771)
Share of income from equity method investments	(270)	—	(270)
Impairment loss on long-lived assets(i)	—	205	205
Gain on revaluation of derivative liabilities(ii)	(43)	—	(43)
Gain on revaluation of financial instruments(iii)	(5,193)	—	(5,193)
Foreign currency transaction loss	3,174	—	3,174
Other, net(v)	26	163	189
Restructuring costs(vi)	—	534	534
Share-based compensation(vii)	2,331	5	2,336
Financial statement review costs(viii)	119	—	119
Inventory write-down(ix)	—	839	839
Adjusted EBITDA	$(15,905)	$(976)	$(16,881)

	Three months ended June 30, 2022
	Continuing Operations	Discontinued Operations	Total
Net loss	$(17,527)	$(2,811)	$(20,338)
Interest income, net	(3,775)	—	(3,775)
Income tax benefit	(308)	—	(308)
Depreciation and amortization	3,944	283	4,227
EBITDA	(17,666)	(2,528)	(20,194)
Share of income from equity method investments	(5,197)	—	(5,197)
Gain on revaluation of derivative liabilities(ii)	(3,410)	—	(3,410)
Loss on revaluation of financial instruments(iii)	2,112	—	2,112
Foreign currency transaction loss	2,852	—	2,852
Other, net(v)	(49)	47	(2)
Restructuring costs(vi)	978	292	1,270
Share-based compensation(vii)	2,583	33	2,616
Financial statement review costs(viii)	1,154	—	1,154
Adjusted EBITDA	$(16,643)	$(2,156)	$(18,799)

	Six months ended June 30, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(23,698)	$(4,056)	$(27,754)
Interest income, net	(23,646)	(8)	(23,654)
Income tax benefit	(1,616)	—	(1,616)
Depreciation and amortization	4,541	244	4,785
EBITDA	(44,419)	(3,820)	(48,239)
Share of loss from equity method investments	226	—	226
Impairment loss on long-lived assets(i)	—	205	205
Loss on revaluation of derivative liabilities(ii)	22	—	22
Loss on revaluation of financial instruments(iii)	2,565	—	2,565
Foreign currency transaction loss	4,817	—	4,817
Other, net(v)	(59)	163	104
Restructuring costs(vi)	—	534	534
Share-based compensation(vii)	4,866	21	4,887
Financial statement review costs(viii)	395	—	395
Inventory write-down(ix)	—	839	839
Adjusted EBITDA	$(31,587)	$(2,058)	$(33,645)

	Six months ended June 30, 2022
	Continuing Operations	Discontinued Operations	Total
Net loss	$(45,892)	$(7,099)	$(52,991)
Interest income, net	(5,820)	(1)	(5,821)
Income tax benefit	54	—	54
Depreciation and amortization	7,051	715	7,766
EBITDA	(44,607)	(6,385)	(50,992)
Share of income from equity method investments	(5,197)	—	(5,197)
Impairment loss on long-lived assets(i)	3,493	—	3,493
Gain on revaluation of derivative liabilities(ii)	(13,829)	—	(13,829)
Gain on revaluation of financial instruments(iii)	(2,156)	—	(2,156)
Impairment loss on other investments(iv)	11,238	—	11,238
Foreign currency transaction loss	4,724	—	4,724
Other, net(v)	(184)	47	(137)
Restructuring costs(vi)	3,009	1,345	4,354
Share-based compensation(vii)	6,199	103	6,302
Financial statement review costs(viii)	5,216	—	5,216
Adjusted EBITDA	$(32,094)	$(4,890)	$(36,984)
(i)For the three and six months ended June 30, 2023, impairment loss on long-lived assets related to certain leased properties associated with the Company’s U.S. operations. For the six months ended June 30, 2022, impairment loss on long-lived assets related to the Company’s decision to seek a sublease for leased office space in Toronto, Ontario, Canada during the first quarter of 2022.
(ii)For the three and six months ended June 30, 2023 and 2022, (gain) loss on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.
(iii)For the three and six months ended June 30, 2023 and 2022, (gain) loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura.
(iv)For the six months ended June 30, 2022, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.
(v)For the three and six months ended June 30, 2023 and 2022, other, net related to (gain) loss on disposal of assets.
(vi)For the three and six months ended June 30, 2023, restructuring costs related to employee-related severance costs and other restructuring costs associated with our U.S. operations. For the three and six months ended June 30, 2022, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment, including the change in nature of operations at the Peace Naturals Campus.

(vii)For the three and six months ended June 30, 2023 and 2022, share-based compensation related to the non-cash expenses of share-based compensation awarded to employees under the Company’s share-based award plans.
(viii)For the three and six months ended June 30, 2023 and 2022, financial statement review costs include costs and reserves taken related to the Restatements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to the Restatements and legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.
(ix)For the three and six months ended June 30, 2023, inventory write-downs relate to product destruction and obsolescence associated with the exit of our U.S. operations.

Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the three and six months ended June 30, 2023, as well as cash and cash equivalents and short-term investment balances as of June 30, 2023 compared to December 31, 2022, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three and six month comparative periods in 2022 rather than the actual average exchange rates in effect during the respective current periods; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2022. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this Quarterly Report should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.
The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three and six months ended June 30, 2023 compared to the three and six months ended June 30, 2022 as well as cash and cash equivalents and short-term investments as of June 30, 2023 and December 31, 2022, both on an as-reported and constant currency basis (in thousands):

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Net revenue	$19,021	$21,602	$(2,581)	(12)%	$20,219	$(1,383)	(6)%
Gross profit	3,099	4,322	(1,223)	(28)%	3,322	(1,000)	(23)%
Gross margin	16%	20%	N/A	(4) pp	16%	N/A	(4) pp

Operating expenses	23,719	29,624	$(5,905)	(20)%	25,216	(4,408)	(15)%
Net income (loss)	(5,663)	(17,527)	11,864	68%	(6,716)	10,811	62%
Adjusted EBITDA	(15,905)	(16,643)	738	4%	(16,968)	(325)	(2)%

	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Net revenue	$38,516	$44,307	$(5,791)	(13)%	41,223	$(3,084)	(7)%
Gross profit	6,026	11,032	(5,006)	(45)%	6,520	(4,512)	(41)%
Gross margin	16%	25%	N/A	(9) pp	16%	N/A	(9) pp

Operating expenses	47,415	68,094	$(20,679)	(30)%	50,571	(17,523)	(26)%
Net loss	(23,698)	(45,892)	22,194	48%	(25,738)	20,154	44%
Adjusted EBITDA	(31,587)	(32,094)	507	2%	(33,883)	(1,789)	(6)%

	As of June 30,	As of December 31,	As Reported Change		Six months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cash and cash equivalents	$409,428	$764,644	$(355,216)	(46)%	$407,775	$(356,869)	(47)%
Short-term investments	431,510	113,077	318,433	282%	421,577	308,500	273%
Total cash and cash equivalents and short-term investments	$840,938	$877,721	$(36,783)	(4)%	$829,352	$(48,369)	(6)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cannabis flower	$14,014	$15,739	$(1,725)	(11)%	$14,955	$(784)	(5)%
Cannabis extracts	4,926	5,582	(656)	(12)%	5,178	(404)	(7)%
Other	81	281	(200)	(71)%	86	(195)	(69)%
Net revenue	$19,021	$21,602	$(2,581)	(12)%	$20,219	$(1,383)	(6)%

	As Reported				As Adjusted for Constant Currency
	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Cannabis flower	$27,142	$34,364	$(7,222)	(21)%	$29,158	$(5,206)	(15)%
Cannabis extracts	11,227	9,570	1,657	17%	11,909	2,339	24%
Other	147	373	(226)	(61)%	156	(217)	(58)%
Net revenue	$38,516	$44,307	$(5,791)	(13)%	$41,223	$(3,084)	(7)%

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Canada	$13,595	$14,389	$(794)	(6)%	$14,293	$(96)	(1)%
Israel	5,426	7,213	(1,787)	(25)%	5,926	(1,287)	(18)%
Net revenue	$19,021	$21,602	$(2,581)	(12)%	$20,219	$(1,383)	(6)%

	As Reported				As Adjusted for Constant Currency
	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2023	2022	$	%	2023	$	%
Canada	$28,029	$27,965	$64	—%	$29,701	$1,736	6%
Israel	10,487	16,342	(5,855)	(36)%	11,522	(4,820)	(29)%
Net revenue	$38,516	$44,307	$(5,791)	(13)%	$41,223	$(3,084)	(7)%
For the three months ended June 30, 2023, net revenue on a constant currency basis was $20.2 million, representing a 6% decrease from the three months ended June 30, 2022. For the six months ended June 30, 2023, net revenue on a constant currency basis was $41.2 million, representing a 7% decrease from the six months ended June 30, 2022. On a constant currency basis, net revenue decreased for the three and six months ended June 30, 2023 primarily due to lower cannabis flower sales in Israel due to competitive activity, the slowdown in patient permit authorizations and political unrest, and an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue.
Gross profit
For the three months ended June 30, 2023, gross profit on a constant currency basis was $3.3 million, representing a 23% decrease from the three months ended June 30, 2022. For the six months ended June 30, 2023, gross profit on a constant currency basis was $6.5 million, representing a 41% decrease from the six months ended June 30, 2022. On a constant currency basis, gross profit decreased for the three and six months ended June 30, 2023 primarily due to lower cannabis flower sales in the Israeli medical market and adverse price/mix on cannabis flower sales in Canada resulting in higher excise taxes as a percentage of revenue.

Operating expenses
For the three months ended June 30, 2023, operating expenses on a constant currency basis were $25.2 million, representing a 15% decrease from the three months ended June 30, 2022. For the six months ended June 30, 2023, operating expenses on a constant currency basis were $50.6 million, representing a 26% decrease from the six months ended June 30, 2022. On a constant currency basis, operating expenses decreased for the three and six months ended June 30, 2023 primarily due to lower professional fees, largely related to financial statement review costs, lower bonus expense, lower insurance costs, lower costs associated with the achievement of Ginkgo milestones and impairment loss on long-lived assets recognized in the prior year.
Net loss
For the three months ended June 30, 2023, net loss on a constant currency basis was $6.7 million, representing a 62% reduction in net loss from the three months ended June 30, 2022. For the six months ended June 30, 2023, net loss on a constant currency basis was $25.7 million, representing a 44% reduction in net loss from the six months ended June 30, 2022.
Adjusted EBITDA
For the three months ended June 30, 2023, Adjusted EBITDA on a constant currency basis was $(17.0) million, representing a 2% decrease from the three months ended June 30, 2022. For the six months ended June 30, 2023, Adjusted EBITDA on a constant currency basis was $(33.9) million, representing a 6% decrease from the six months ended June 30, 2022. The decrease in Adjusted EBITDA for the three and six months ended June 30, 2023 on a constant currency basis was primarily driven by lower cannabis flower sales in the Israeli medical market and adverse price/mix on cannabis flower sales in Canada resulting in higher excise taxes as a percentage of revenue, partially offset by decreases in general and administrative expenses primarily due to lower bonus expense, insurance costs and professional fees as well as lower costs associated with the achievement of Ginkgo milestones.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 6% to $829.4 million as of June 30, 2023 from $877.7 million as of December 31, 2022. The decrease in cash and cash equivalents and short-term investments is primarily due to cash flows used in operating activities in the six months ended June 30, 2023.

Foreign currency exchange rates
All currency amounts in this Quarterly Report are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of June 30, 2023, June 30, 2022, and December 31, 2022. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net loss and comprehensive income (loss) and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg. The exchange rates used to translate from USD to Canadian dollars (“C$”) and Israeli New Shekels ("ILS") are shown below:

(Exchange rates are shown as C$ per $)	As of
	June 30, 2023	June 30, 2022	December 31, 2022
Spot rate	1.3242	1.2874	1.3554
Year-to-date average rate	1.3474	1.2715	N/A

(Exchange rates are shown as ILS per $)	As of
	June 30, 2023	June 30, 2022	December 31, 2022
Spot rate	3.7051	3.4936	3.5178
Year-to-date average rate	3.5892	3.267	N/A
For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com